EXHIBIT 10.3

Certain identified information (shown as “Omitted”) in this exhibit has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K since the excluded information is not material and would likely cause competitive harm to the Company if publicly disclosed.

MANUFACTURING SERVICES AND SUPPLY AGREEMENT

This Manufacturing Services and Supply Agreement (this “Agreement”), dated as of January 7, 2025 (the “Effective Date”), is entered into by and between Nanochem Solutions, Inc., a Nevada corporation, having its principal place of business at 5350 Donlar Avenue, Peru, Illinois 61354 (“Nanochem”), and (Omitted) and together with Nanochem, the “Parties”, and each, a “Party”).

WHEREAS, (Omitted) is in the business of marketing, distributing and selling (Omitted)

WHEREAS, in connection with the foregoing, (Omitted)desires that Nanochem manufacture certain Products (as defined below) for purchase by (Omitted) on a non-exclusive basis; and

WHEREAS, Nanochem desires to manufacture and sell the Products to (Omitted).

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Certain Definitions. Capitalized terms used and not defined herein have the meanings set forth or referred to in this Section 1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Business Day” means any day except Saturday, Sunday, or federal legal holiday.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise brought against a Person entitled to indemnification under Section 9.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

“Defective Products” means products shipped by Nanochem to (Omitted) pursuant to this Agreement that do not conform to the Product Warranty.

“Delivery Location” means Nanochem’s manufacturing facility located at 5350 Donlar Avenue, Peru, Illinois.

“Exclusive Product Category” means (Omitted).

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“Intellectual Property” means (a) patents; (b) trademarks; (c) internet domain names, whether or not trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website, and URLs; (d) brand names, product names, business names, trade dress, inventions, works of authorship, expressions, design rights, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (e) trade secrets or confidential information; (f) tooling, know-how, technical information or expertise; and (g) all industrial and other intellectual property, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world, and any other intellectual or industrial property rights of any nature whatsoever in any part of the world, whether or not registered, registrable or patentable.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order, or other requirement or rule of law of any governmental authority.

“Nanochem Overhead Costs” means Nanochem’s overhead costs in its Peru, Illinois location, as evidenced by quarterly spreadsheets supplied by Nanochem and any other supporting documentation as may be reasonably requested by (Omitted).

“Nonconforming Products” means any goods received by (Omitted) from Nanochem that: (a) do not fully conform to the specifications for the Products provided by (Omitted) or the Product Warranty or (b) exceed the quantity of Products ordered by (Omitted) pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Products are deemed to be Products for purposes of this Agreement.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority, or any other entity.

“Products” means the goods identified on Schedule 1 and described in the Specifications, as the same may be updated from time to time by mutual written consent of the parties.

“Representatives” means a Party’s Affiliates and each of their respective personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors, and permitted assigns.

“Specifications” means the specifications for the Products attached hereto as Exhibit B or as otherwise specified in any Purchase Order.

“Taxes” means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld, or assessed by any governmental authority, together with any interest or penalties imposed thereon.

“Territory” means the United States of America, and its territories and possessions and any other territory as may be agreed by the Parties hereto.

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2. Products and Specifications. (Omitted) shall purchase from Nanochem on a non-exclusive basis, and Nanochem shall manufacture and sell to (Omitted), the Products specified in Schedule 1 pursuant to (i) the terms and conditions set out in this Agreement, (ii) subject to the pricing, quantity, delivery scheduling and other business terms set out in Exhibit A; and (iii) in accordance with the Specifications set forth in Exhibit B. Any Product Revision (as defined below) shall be subject to the provisions of Section 11.5 hereof. A “Product Revision” shall mean any change to the Specifications and/or of a Product’s formulation, pack size or configuration or package construction or design. (Omitted) will pay for any obsolete packaging or ingredients resulting from a Product Revision or any changes to the label or artwork used on a Product to the extent provided in Section 11.5.

3. No Right to Manufacture and Sell Similar Products in Exclusive Product Category. During the Term (as defined below), Nanochem shall not manufacture or sell to any Person other than (Omitted), or enter into any agreement with any Person other than (Omitted) related to the manufacture or sale of, the Products or other goods or products that are within the Exclusive Product Category of (Omitted). Nanochem shall not, at any time, use any Intellectual Property owned by or licensed to (Omitted) (including any of (Omitted) Intellectual Property used in the design, production, and manufacturing of the Products) or any (Omitted) Equipment (as defined below) to manufacture or sell Products or other goods or products that are similar to or competitive with the Exclusive Product Category. This Section will survive the expiration or termination of this Agreement.

4. Product Inputs.

4.1 (Omitted) Equipment. (Omitted) shall, at its sole cost, provide and install, or shall cause (Omitted) third party to provide and install, at the Delivery Location certain specialized equipment necessary to manufacture the Products, which specialized equipment is initially specified on Schedule 4.1 (as updated by (Omitted) from time to time, the (“ “) (Omitted). Only (Omitted) has any right, title or interest in and to the (Omitted) Equipment, except for Nanochem’s limited right, subject to (Omitted) sole discretion, to use (Omitted) Equipment solely to produce Products hereunder in accordance with the terms of this Agreement. Nanochem shall not use the (Omitted) Equipment for any other purpose. Nanochem will allocate sufficient space to store a supply of (Omitted) Equipment adequate to meet Nanochem’s production obligations to (Omitted). Nanochem shall not commingle (Omitted) Equipment with the property of Nanochem or with that of a Person other than (Omitted) or Nanochem and shall not move any (Omitted) Equipment from Nanochem’s premises without the prior written approval by (Omitted). All (Omitted) Equipment is and will at all times remain property of (Omitted) and will be held by Nanochem on a bailment at-will basis. (Omitted) may, at any time, for any reason and without payment of any kind, retake possession of any (Omitted) Equipment without the necessity of payment or notice to Nanochem, or a hearing or a court order, which rights, if any, are waived by Nanochem. Upon (Omitted) request, (Omitted) Equipment will be immediately released to (Omitted) or delivered to (Omitted) by Nanochem. Nanochem’s continued holding of (Omitted) after demand has been made by (Omitted) for delivery will substantially impair the value thereof, and, accordingly, (Omitted) will be entitled to a court order of possession without any need of proving damages or posting of a bond. To the fullest extent permitted by law, Nanochem shall not allow any encumbrance to be imposed on or attach to the (Omitted) Equipment through Nanochem or as a result of Nanochem’s action or inaction, and Nanochem hereby waives any encumbrance that it may have or acquire in the (Omitted) Equipment. Nanochem acknowledges and agrees that (a) (Omitted) is neither the manufacturer of the (Omitted) Equipment nor the manufacturer’s agent, (b) (Omitted) is bailing (Omitted) Equipment to Nanochem for Nanochem’s benefit, (c) Nanochem has inspected the (Omitted) Equipment and is satisfied that the (Omitted) Equipment are suitable and fit for their intended purposes, of which Nanochem is aware, and (d) (Omitted) HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF THE (Omitted) EQUIPMENT OR ITS FITNESS FOR ANY PARTICULAR PURPOSE. Notwithstanding the foregoing, if the bailment relationship described in this Section is deemed to be a secured financing transaction, Nanochem grants to (Omitted) (Omitted) a continuing security interest in any rights or interests it may have in the (Omitted) Equipment. Nanochem shall bear all risk of loss of and damage to the (Omitted) Equipment. Nanochem shall, at its own expense, for the benefit of (Omitted), insure all (Omitted) Equipment with full and extended coverage for all losses, for its full replacement value, in accordance with Section 22 of this Agreement. For no additional consideration, Nanochem will prevent the (Omitted) Equipment from deteriorating (except for any reasonable, ordinary course wear and tear) and conduct preventative maintenance and repair of (Omitted) Equipment with the same level of diligence and care as it conducts for the Nanochem Equipment, which shall be no less than a reasonable degree of diligence and care. Nanochem shall absorb any labor costs associated with repairs and maintenance beyond reasonable and ordinary maintenance and routine as part of Nanochem’s Overhead Costs (except to the extent such repairs are needed as a result of Nanochem’s gross negligence, in which case Nanochem shall be solely responsible for such costs), provided, that Nanochem shall promptly provide (Omitted) written notice of such repair or maintenance, including a good faith estimate of the time, disruption to operations and cost associated therewith and, if applicable a recommended third party vendor to perform such repair or maintenance. (Omitted) shall, within five (5) days (or fewer if the situation requires) of receipt of such notice, notify Nanochem as to whether such maintenance or repair is approved (and whether (Omitted) would prefer to conduct such repair using a different third party). If (Omitted) elects for (a) Nanochem to conduct such maintenance or repair, and Nanochem is willing to undertake the repair, Nanochem shall perform such maintenance or repairs in a manner materially consistent with the policies and practices applicable to repairs and maintenance for the (Omitted) Equipment, and (Omitted) shall reimburse Nanochem for a reasonable amount intended to reflect Nanochem’s actual cost incurred in performing such maintenance or repair, or (b) Nanochem’s proposed third party to perform the repair or maintenance, Nanochem shall negotiate and enter into an agreement with such third party vendors to perform the repairs or maintenance on the terms included in the notice provided to (Omitted) and (Omitted) shall reimburse Nanochem for its out-of-pocket expenses paid to such third party. If (Omitted) desires to perform any such maintenance or repairs itself or using a third party provider to conduct such repairs or maintenance, Nanochem shall grant such parties access to conduct such repairs or maintenance and shall provide reasonable assistance in connection therewith; provided, that, with respect to any such third party providers, Nanochem or (Omitted) can require that they are subject to restrictions on its use and disclosure of Confidential Information at least as restrictive as those set forth in this Agreement. All replacements of the (Omitted) Equipment shall become property of (Omitted) and will be deemed for all purposes under this Agreement to be (Omitted) Equipment. Nanochem will maintain a written inventory of all (Omitted) Equipment that sets forth a description and the location of all (Omitted) Equipment, and provide a copy of this inventory to (Omitted) upon request. Nanochem shall mark all (Omitted) Equipment permanently and conspicuously to identify it as the property of (Omitted), and indicate (Omitted) name and address. Nanochem shall immediately sign any documents reasonably requested by (Omitted) to evidence all of (Omitted) rights to and interests in (Omitted) Equipment. Nanochem grants to (Omitted) a limited and irrevocable power of attorney, coupled with an interest, to execute and record on Nanochem’s behalf any documents with respect to (Omitted) Equipment that (Omitted) determines are reasonably necessary to reflect (Omitted) interest in the (Omitted) Equipment.

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4.2 (Omitted)

4.3 Nanochem Equipment. From time to time, as and when mutually determined by the Parties, Nanochem will acquire, install and maintain its own equipment (the “Nanochem Equipment”) for Nanochem to use to perform its production obligations to (Omitted) in accordance with this Agreement, which shall be purchased, maintained and operated by Nanochem and shall not include any (Omitted) Equipment, except as otherwise agreed in writing between the Parties.

4.4 Nanochem’s Materials. Nanochem will provide all remaining materials components for the Products in accordance with the Specifications, including without limitation: (i) the finished Products themselves, (ii) Nanochem’s products, if applicable, (iii) raw materials identified on Schedule 1 (“Raw Materials”), (iv) labeling in accordance with Section 7, and (v) packaging in accordance with Section 7 ((i)-(iv) collectively, “Nanochem Materials”). Nanochem will timely obtain a sufficient supply of all Nanochem Materials necessary to produce the Products as required herein at the lowest cost for the quality required to meet the Specifications. Upon (Omitted) request, Nanochem shall promptly provide to (Omitted), in such form and detail as (Omitted) requests, a list of all Nanochem Materials incorporated in the Products, the amount of such Nanochem Materials, and information concerning any changes in or additions to such Nanochem Materials.

5. Orders; Forecasts; Delivery; Warehousing.

5.1 Orders. (Omitted) purchase of Products hereunder shall be made pursuant to purchase orders which comply with all the terms and conditions set forth in this Agreement and which are in a form reasonably acceptable to both parties (a “Purchase Order”). (Omitted) shall submit Purchase Orders to Nanochem pursuant to such procedures as may be mutually and reasonably agreed upon in writing by the parties, including procedures to be utilized for canceling or modifying any such Purchase Orders after submittal. For the avoidance of doubt, (Omitted) shall only be obligated to purchase from Nanochem, and Nanochem shall be obligated to sell to (Omitted), the quantities of Products specified in a Purchase Order. Nanochem shall confirm to (Omitted) the receipt of each Purchase Order issued hereunder within five (5) Business Days following Nanochem’s receipt thereof. If Nanochem fails to issue such confirmation within such time or otherwise commences performance under such Purchase Order, Nanochem will be deemed to have accepted the Purchase Order. Any acceptance or deemed acceptance of a Purchase Order by (Omitted) constitutes a determination by Nanochem that (Omitted) has met all of its obligations with respect thereto. (Omitted) may withdraw any Purchase Order prior to Nanochem’s acceptance thereof. Nanochem may only reject a Purchase Order if (a) Nanochem has terminated the Agreement in accordance with its terms or (b) the applicable Purchase Order includes terms and conditions that supplement those contained in this Agreement, which Nanochem is unwilling to accept, or (c) if (Omitted) has undisputed outstanding and invoices due and owing to Nanochem for more than thirty (30) days and such failure has not been cured within thirty (30) days of (Omitted) receiving written notice from Nanochem of such late payment. If (Omitted) cancels or modifies a previously submitted Purchase Order, then (Omitted) shall be obligated to purchase at the time of such cancellation or modification any and all Products so ordered which Nanochem has commenced to manufacture, or for which Nanochem can demonstrate to (Omitted) in good faith that Nanochem has acquired ingredients, materials or packaging which may not otherwise be reasonably used in the normal course of Nanochem’s operations, provided, that (Omitted) shall not be required to purchase such Products in the event that Nanochem does not comply with its delivery obligations under Section 5.3. All Purchase Orders shall clearly indicate the amount of product ordered, the total price, and the desired delivery or ship date. Nanochem may not cancel any previously accepted Purchase Order hereunder.

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5.2 Rolling Forecasts. The parties shall cooperate in good faith to develop rolling six (6) month non-binding order forecasts of (Omitted) needs for Products. Forecasts shall not be binding on (Omitted) so as to create an obligation to purchase, and shall not constitute orders of Products or commitment of any kind by (Omitted) to purchase Products.

5.3 Delivery; Transfer of Title to Products. Time, quantity, and delivery to the Delivery Location are of the essence under this Agreement. Nanochem shall procure materials for, fabricate, assemble, pack, mark, and ship Products strictly in the quantities, by the methods, and by the delivery dates specified in an applicable Purchase Order. Nanochem shall deliver all Products to (Omitted) at the Delivery Location, on an EXW basis (as defined in Incoterms 2010). Delivery times will be measured to the time that Products are actually received at the Delivery Location. Title and risk of loss shall pass to (Omitted) upon tender of possession to (Omitted) (or its authorized representative) and (Omitted) acceptance of the Products. Notwithstanding any agreement between (Omitted) and Nanochem concerning transfer of title or responsibility for shipping costs, risk of loss to Products shipped under any Purchase Order passes to (Omitted) upon receipt and acceptance by (Omitted) (or its authorized representative) at the Delivery Location, and Nanochem will bear all risk of loss or damage with respect to Products until (Omitted) receipt and acceptance of such Products in accordance with the terms hereof. If Nanochem does not comply with any of its delivery obligations under this Section, (Omitted) may, in (Omitted) sole discretion and at Nanochem’s sole cost and expense, (a) approve a revised delivery date, (b) require expedited or premium shipment, or (c) cancel the applicable Purchase Order and obtain similar goods from other sources. Unless otherwise expressly agreed to by the Parties in writing, Nanochem may not make partial shipments of Products to (Omitted).

5.4 Shipment. Nanochem shall properly pack, mark, and ship Products as instructed by (Omitted) and otherwise in accordance with applicable Law and industry standards and shall provide (Omitted) with reasonably detailed shipment documentation with respect thereto.

5.5 Warehousing. Nanochem will warehouse the Products as necessary to fulfill (Omitted) Purchase Orders as provided herein. The parties shall negotiate in good faith with respect to any Products that are warehoused for more than ninety (90) days. (Omitted) will not be charged for the Products warehoused by Nanochem without its prior written consent and upon mutually agreed terms.

6. Prices; Price Adjustments; Payment Terms.

6.1 (Omitted)

6.2 Ongoing Price Adjustments.

(a) (Omitted)

(b) (Omitted)

(c) (Omitted)

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6.3 Payment Terms. Nanochem will issue invoices to (Omitted) for all Products purchased hereunder, and (Omitted) shall pay all invoices received from Nanochem pursuant to this Agreement in full within thirty (30) days from the date of invoice. (Omitted) shall not take any deductions or set-offs from invoices unless specifically authorized to do so in writing by Nanochem. (Omitted) reserves the right to return and withhold payment due to any invoices or related documents that are inaccurate or incorrectly submitted to (Omitted). The Parties shall seek to resolve any invoice disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 23.16. Any payment by (Omitted) of an invoice is not an acceptance of any Products, nonconforming element or terms on such invoice or the related Products nor will such payment be deemed to waive (Omitted) right to inspect.

6.4 Non-Payment. Except for any amounts disputed by (Omitted) in good faith, and in addition to any other rights and remedies Nanochem may have with respect to (Omitted) failure to fully and timely pay any amounts due hereunder, any amounts not paid when due shall be subject to an interest charge of 1 percent (1%) per month computed from the applicable due date. (Omitted) shall make all payments by check, wire transfer, or automated clearing house in accordance with instructions provided by Nanochem in writing. Except for any amounts disputed by (Omitted) in good faith, (Omitted) may be required by Nanochem to pay interest on all late payments at a rate of 1.0% per month.

7. Labeling Elements; License. Subject in all cases to the terms of Section 7.4 hereof:

7.1 All labels utilized in connection with the Products, including but not limited to the design, content, wording, artwork, label features and Marks (as defined below) (as such may be changed from time to time, “Labeling Elements”) shall be determined by (Omitted), and (Omitted) shall be solely responsible therefor, including but not limited to their compliance with all applicable federal, state and local laws, rules and regulations. (Omitted) represents and warrants to Nanochem that, to (Omitted) knowledge, at all times during the Term (i) all Labeling Elements do and will comply with all applicable federal, state and local laws, rules and regulations, and (ii) (Omitted) is and will be the owner of, or will have the enforceable license or right to use, any and all designs, logos, trademarks (registered or unregistered), service marks, trade names and trade dress (collectively, the “Marks”) included within the Labeling Elements. (Omitted) further represents and warrants to Nanochem that, to (Omitted) knowledge, at all times during the Term, (Omitted) has and shall have all requisite right, power and authority to grant the license described in Section 7.3, and such license, and Nanochem’s use of the Labeling Elements pursuant hereto, shall not violate or infringe upon any copyright, proprietary right or other right of any third party;

7.2 (Omitted) shall provide Nanochem with all drawings and other artwork necessary for manufacturing and packaging the Products in accordance with all mutually agreed upon Specifications, all of which will be the sole property of (Omitted) and will be returned to (Omitted) by Nanochem upon the expiration or termination of this Agreement;

7.3 During the Term, (Omitted) grants to Nanochem a non-exclusive, royalty-free license to use all applicable Labeling Elements (including the Marks contained therein), patents, Specifications and formulas in connection with manufacturing, packaging and selling Products to (Omitted) in strict accordance with the terms of this Agreement; and

7.4 Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, Nanochem’s procurement of all components necessary to deliver the Products to (Omitted) (including, without limitation, any Nanochem Materials, Nanochem Equipment, Labeling Elements and Specifications) are included in the Prices set forth on Schedule 1 hereto (as may be adjusted from time to time in accordance with Section 6.2) which Prices shall not subject to increase other than pursuant to the express terms of this Agreement.

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8. Inspection.

8.1 From time to time during normal business hours and upon no less than five (5) days’ prior notice (except in case of an emergency affecting the quality of Products, in which case (Omitted) shall provide as much notice as reasonably practicable), (Omitted) shall have the right to inspect Nanochem’s plant and to review Nanochem’s records pertaining to the Products (including Materials) and the services provided hereunder to the extent necessary to protect (Omitted) rights under this Agreement, to inspect the portions of Nanochem’s facilities that produce or handle Products, and to inspect the Products prior to delivery.

8.2 If such inspection and/or review reveals that the processes, procedures, or equipment used by Nanochem in performing its obligations hereunder fail to conform to the requirements of this Agreement or any applicable Project Agreement, Nanochem shall immediately take appropriate corrective actions (which may include suspension of Nanochem’s services hereunder or under any Project Agreement), at (Omitted) direction, until Nanochem can show to (Omitted) satisfaction that Nanochem’s non-conformities have been corrected.

8.3 (Omitted) shall not be obligated to undertake any inspection or review and, whether or not (Omitted) inspects the Products or Nanochem’s facilities, none of Nanochem’s obligations with respect to the Products, including representations and warranties, shall be affected or released by (Omitted) inspection or acceptance of the Products.

8.4 Products are subject to (Omitted) inspection and approval or rejection notwithstanding (Omitted) prior receipt of or payment for the Products. (Omitted) shall have thirty (30) days following delivery of the Products to the Delivery Location, to inspect all Products received and to inform Nanochem, in writing, of (Omitted) rejection of any Nonconforming Products. (Omitted) may return to Nanochem any or all units of rejected Products that constitute Nonconforming Products because they exceed the quantity stated in this Agreement or any Purchase Order. If (Omitted) rejects any other Nonconforming Products, (Omitted) may elect to (a) require Nanochem, at Nanochem’s sole cost, to repair or replace the rejected Products at Nanochem’s location, (b) purchase similar goods from another source, (c) produce similar goods itself, (d) repair the Products itself or have a third party repair the Products, or (e) retain the rejected Products; in each case without limiting the exercise by (Omitted) of any other rights available to (Omitted) under this Agreement or pursuant to applicable Law. All returns of Nonconforming Products to Nanochem are at Nanochem’s sole risk and expense. (Omitted) acceptance of any Products will not be deemed to be a waiver or limitation of Nanochem’s obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to Nanochem’s Product Warranty and Nanochem’s duty to indemnify (Omitted).

9. Term. This agreement shall have a five-year term beginning on the Effective Date and will automatically renew for up to five (5) additional successive five (5) year terms unless either Party provides written notice of non-renewal at least 180 days prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

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10. Termination Rights.

10.1 Termination Due to Breach. Without prejudice and in addition to all other lawful rights and remedies, each Party shall have the right to terminate this Agreement upon written notice to the other party if such other Party materially breaches any of its representations, warranties, covenants or obligations set forth in this Agreement, and such failure has not been cured within thirty (30) days of receiving written notice from the non-defaulting Party reasonably describing such breach.

10.2 Termination Due to Financial Condition. Without prejudice and in addition to all other lawful rights and remedies, each Party shall have the right to terminate this Agreement upon written notice to the other Party in any of the following events, each of which constitutes good cause for termination (i) such other party files a petition for bankruptcy or is otherwise adjudicated bankrupt, (ii) a petition for bankruptcy is filed against such other Party and such petition is not dismissed within ninety (90) days, and/or (iii) such other Party becomes insolvent, discontinues its business or voluntarily submits to, or is ordered by any federal bankruptcy court to undergo, liquidation pursuant to any applicable bankruptcy laws.

10.3 Termination By Mutual Written Consent. Without prejudice and in addition to all other lawful rights and remedies, the parties hereto may terminate this Agreement at any time for any reason by mutual written consent.

10.4 Effect of Expiration or Termination.

(a) Immediately upon the termination of this Agreement, Nanochem shall, unless otherwise directed by (Omitted), and subject to Nanochem’s obligation to provide resourcing cooperation under Section 10.4(e):

(i) promptly terminate all performance under this Agreement and under any outstanding Purchase Orders;

(ii) transfer title and deliver to (Omitted) all Products completed prior to effectiveness of the notice of termination, subject to Nanochem’s receipt of full payment for said Products; and

(iii) return to (Omitted) all (Omitted) Equipment and any other property furnished by or belonging to (Omitted) or any of (Omitted) customers, or dispose of such (Omitted) Equipment or other property in accordance with (Omitted) instructions (provided that (Omitted) will reimburse Nanochem for the actual, reasonable costs associated with such disposal).

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(b) Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i) come into effect upon or after termination or expiration of this Agreement; or

(ii) otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 23.4 and were incurred by the Parties prior to such expiration or earlier termination.

(c) Upon the expiration or earlier termination of this Agreement, each Party shall:

(i) return to the other Party or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information;

(ii) permanently erase all of the other Party’s Confidential Information from its computer systems; and

(iii) upon the other Party’s written request, certify in writing to such other Party that it has complied with the requirements of this Section 10.4.

(d) Except as set forth in Section 10.4(e), the Party or Parties terminating this Agreement in accordance with Sections 10.1, 10.2 or 10.3, or in the case of the expiration of this Agreement pursuant to Section 9, neither Party will be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of such termination or expiration. Termination of this Agreement will not constitute a waiver of either Party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

(e) Resourcing Cooperation. Upon the expiration or earlier termination of this Agreement for any reason, to the extent requested by (Omitted) in writing, Nanochem will take such actions as may be reasonably requested by (Omitted) to transition production of the Products from Nanochem to an alternative manufacturer without production disruptions, including, without limitation, by manufacturing, delivering, and selling to (Omitted) its requested inventory bank of the Products to ensure that the transition will proceed smoothly and without interruption or delay to (Omitted) receipt of the Products, with pricing equivalent as in effect immediately before expiration or termination.

11. Covenants.

11.1 Specifications.

(a) Nanochem shall meet (Omitted) specifications for the Products as defined in Exhibit B, together with any such amendments may be agreed upon by the Parties in writing from time to time, or otherwise specified in any Purchase Order and agreed to by Nanochem. At (Omitted) request, Nanochem shall furnish to (Omitted) test samples of Products as reasonably required by (Omitted) to determine if their manufacture is in accordance with the specifications furnished by (Omitted). Nanochem shall perform quality inspections of Products before delivery and shall certify inspection results in the manner requested by (Omitted).

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(b) Nanochem shall provide reasonable support as requested by (Omitted) to address and correct quality concerns. Nanochem shall, on a continuous basis, collaborate with (Omitted) requests to identify ways to improve the quality, service, performance standards, and technology for the Products, including through participation in (Omitted) quality improvement initiatives. In the event Nanochem fails to provide such reasonable support, in addition to its other rights and remedies, (Omitted) may hold Nanochem responsible for costs associated with quality-issue investigation and containment if (Omitted) reasonably determines that such costs arose as a direct or indirect result of Nanochem’s acts or omissions or its failure to cooperate with (Omitted).

11.2 Quantity. Nanochem shall:

(a) establish and maintain sufficient manufacturing capacity to produce the Products in quantities sufficient to fulfill all Purchase Orders, but subject to any volume limitations of (1) the installed equipment base of the (Omitted) Equipment and (2) the Nanochem Equipment, provided that such volume limitations have been communicated in advance to (Omitted) in writing;

(b) use its best efforts to maintain a sufficient level of inventory to fulfill all Purchase Orders; and

(c) buy and maintain inventory levels of all raw material to manufacture such quantities of the Products as are required to fulfill all Purchase Orders.

11.3 Best Efforts to Prevent Supply Interruptions. In the event of any foreseeable or anticipated event or circumstance that could interrupt or delay Nanochem’s performance under this Agreement, including any labor disruption (and whether or not such occurrence constitutes a Force Majeure Event hereunder), Nanochem shall, at Nanochem’s sole cost and expense, take such actions as are necessary or appropriate to ensure the uninterrupted supply of the Products to (Omitted).

11.4 Duty to Advise. Nanochem shall promptly provide written notice to (Omitted) of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Nanochem to perform any of its obligations under this Agreement; (b) any delay in delivery of Products; (c) any defects or quality problems relating to Products; (d) any change in Control of Nanochem; (e) any deficiency in (Omitted) specifications, samples, prototypes or test results relating to this Agreement; or (f) any failure by Nanochem, or its subcontractors or common carriers, to comply with Law.

11.5 Productive Revisions. Nanochem shall promptly make any Product Revisions (Omitted) directs in writing with respect to the Products, which may include changes in the design, drawings, specifications, processing, inspection, testing, quality control, methods of packing and shipping, or the date.

11.6 Compliance with Laws. Nanochem shall at all times comply with all Laws applicable to this Agreement, Nanochem’s operation of its business and the exercise of its rights and performance of its obligations hereunder, including Laws related to (Omitted) or any other regulatory category applicable to the Products. Without limitation of the foregoing, (a) Nanochem shall ensure the Products and any related packaging, conform fully to any applicable Law and (b) in accordance with applicable Law, Nanochem shall promptly execute and deliver to (Omitted) a copy of the Quality Agreement, to be entered into by and between Nanochem and (Omitted), in the form provided by (Omitted).

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11.7 Permits, Licenses, and Authorizations. Nanochem shall obtain and maintain all permits necessary for the exercise of its rights and performance of Nanochem’s obligations under this Agreement, including any permits required for the import of Products or any raw materials and other manufacturing parts used in the production and manufacture of the Products, and the shipment of hazardous materials, as applicable.

11.8 Relationship Manager. During the Term, Nanochem shall use its best efforts to cause George Murray to remain as the relationship manager between (Omitted) and Nanochem.

12. Representations and Warranties; Product Warranty.

12.1 Nanochem’s Representations and Warranties. Nanochem represents and warrants to (Omitted) that:

(a) it is a corporation, duly organized, validly existing, and in good standing under the laws of Nevada;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Nanochem, have been duly authorized by all necessary action on the part of Nanochem;

(e) the execution, delivery, and performance of this Agreement by Nanochem will not violate, conflict with, require consent under or result in any breach or default under (i) any of Nanochem’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material contract;

(f) this Agreement has been executed and delivered by Nanochem and (assuming due authorization, execution, and delivery by (Omitted)) constitutes the legal, valid, and binding obligation of Nanochem, enforceable against Nanochem in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g) to its knowledge, it is in compliance with applicable Law, the Products and the operation of its business;

(h) it has obtained all licenses, authorizations, approvals, consents, or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement; and

(i) it is not insolvent and is paying all of its debts as they become due.

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12.2 (Omitted) Representations and Warranties. (Omitted) represents and warrants to Nanochem that:

(a) it is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by (Omitted), have been duly authorized by all necessary action on the part of (Omitted);

(e) the execution, delivery, and performance of this Agreement by (Omitted) will not violate, conflict with, require consent under or result in any breach or default under (i) any of (Omitted) organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material contract; and

(f) this Agreement has been executed and delivered by (Omitted) and (assuming due authorization, execution, and delivery by Nanochem) constitutes the legal, valid, and binding obligation of (Omitted), enforceable against (Omitted) in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(g) it is in compliance with all applicable Laws, the Products and the operation of its business;

(h) it has obtained all licenses, authorizations, approvals, consents, or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement; and

(i) it is not insolvent and is paying all of its debts as they become due.

13. Product Warranty. Nanochem warrants to (Omitted) that the “Product Warranty”):

(a) Upon delivery to (Omitted) in accordance with the terms of this Agreement, the Products will:

(i) conform, in all respects, to the specifications, standards, drawings, samples, descriptions, quality requirements, performance requirements, statements of work, and fit, form and function requirements furnished, specified or approved by (Omitted) for the Products;

(ii) be merchantable and free from defects, latent or otherwise, in design, materials, and workmanship;

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(iii) not infringe upon, violate or misappropriate the Intellectual Property of any Person;

(iv) be fit and sufficient for the particular purpose intended by (Omitted) and its customers, of which the Nanochem is aware (and Nanochem acknowledges that it knows of (Omitted)intended use of the Products and that such Products have been selected, manufactured, or assembled by Nanochem based upon (Omitted) stated use and will be fit and sufficient for the particular purposes intended by (Omitted)); and

(v) comply with all applicable Laws.

(b) Each of the Products will be new and conveyed by Nanochem to (Omitted) with good title, free and clear of all encumbrances.

14. Additional Terms. The Product Warranty (a) is in addition to all other warranties, express, implied, statutory and common law, (b) does not extend to damages caused to the Products by (Omitted) storage, maintenance or transport of the Products after (Omitted) acceptance of the Products, or any use of the Products other than the their intended use, (c) survives Nanochem’s delivery of the Products, (Omitted) receipt, inspection, acceptance, use of the Products and payment for the Products, and the termination or expiration of this Agreement, but only to the extent any breach of the Product Warranty was in existence as of the date of delivery of the Products to (Omitted) or resulted from acts or omissions by or on behalf of Nanochem, (d) inures to the benefit of (Omitted) and its successors and assigns, and (e) may not be limited or disclaimed by Nanochem except as set forth herein. (Omitted) approval of Nanochem’s designs, materials, processes, drawings, specifications or similar requirements will not be construed to relieve Nanochem of any warranties. If (Omitted) determines a breach of warranty exists and requests in writing, Nanochem shall transfer and assign to (Omitted) all of its rights (but not any obligations) under all warranties from equipment or material manufacturers or suppliers, permitted subcontractors, or other third parties to the extent such rights relate to the Products subject to (Omitted) claim of a breach of warranty. Any applicable statute of limitations on (Omitted) claims for breach of warranty will commence no earlier than the date on which (Omitted) discovers the breach.

15. Withdrawal or Recall of Products. If (Omitted), any of (Omitted) customers or any governmental authority determines that any Products sold to (Omitted) are Defective Products, Nanochem shall pay all reasonable expenses associated with determining whether a recall campaign is necessary, and (Omitted) will have the right to implement such recall campaign and return Defective Products to Nanochem or destroy such Products, as determined by (Omitted) in its reasonable discretion. If (Omitted) reasonably determines a recall campaign or destruction of Products is necessary, then Nanochem shall promptly replace any Defective Products and provide such replacement Products to (Omitted) or (Omitted) designee, at Nanochem’s sole cost and risk, and Nanochem will be liable for all of (Omitted) costs associated with such recall campaign or destruction, except to the extent it is determined by mutual written agreement of the Parties or through arbitration pursuant to Section 23.18 of this Agreement that the Defective Products were not caused, directly or indirectly, by any breach of the Product Warranty or other action or omission by or on behalf of Nanochem or its employees, contractors or agents.

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16. Indemnification.

16.1 Indemnification. Subject to the terms and conditions of this Agreement, each Party (in such capacity, “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, Affiliates, successors, and permitted assigns (collectively, Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party (collectively, “Losses”), relating to/arising out or resulting from any third-party Claim alleging:

(a) a breach or non-fulfillment of any of Indemnifying Party’s representations, warranties, or covenants set forth in this Agreement;

(b) any grossly negligent or more culpable act or omission of Indemnifying Party or any of its Representatives (including any recklessness or willful misconduct) in connection with Indemnifying Party’s performance under this Agreement;

(c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the acts or omissions of Indemnifying Party or any of its Representatives;

(d) any failure by Indemnifying Party or its Representatives to comply with any applicable Laws; or

(e) that any of Indemnifying Party’s Intellectual Property used in the design or production of the Products, or that is embodied in the Products, infringes any Intellectual Property of a third party.

16.2 Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend any Indemnified Party against any Claim or corresponding Losses resulting from Indemnified Party’s:

(a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) bad faith failure to materially comply with any of its obligations set forth in this Agreement.

17. NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR LIABILITY FOR INTENTIONAL BREACH, INDEMNIFICATION, BREACH OF CONFIDENTIALITY, OR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

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18. Intellectual Property.

18.1 Ownership. Each of the Parties acknowledges and agrees that:

(a) each Party retains exclusive ownership of its Intellectual Property;

(b) (Omitted) does not transfer to Nanochem any of its Intellectual Property, and Nanochem may not use any of (Omitted) Intellectual Property other than to produce and supply Products to (Omitted) hereunder;

(c) Nanochem does not transfer to (Omitted) any of Nanochem’s Intellectual Property;

(d) any and all of the Intellectual Property developed by (Omitted) during the performance of its obligations hereunder, and any Intellectual Property related to the Exclusive Product Category, whether developed by or on behalf of (Omitted) or Nanochem individually or jointly with others (collectively, “Omitted”), will be owned by (Omitted), and Nanochem assigns to (Omitted) all of Nanochem’s right, title, and interest in and to all such (Omitted) Developments, and, to the extent that any such (Omitted) Developments are copyrightable works or works of authorship, the Parties agree that such works are “works made for hire” for (Omitted) under the US Copyright Act; and Nanochem shall only use such (Omitted) Developments to produce and supply Products to (Omitted); and

(e) except for (Omitted) Developments, any Intellectual Property developed by Nanochem during the performance of its obligations hereunder (each, a “Nanochem Development”) will be owned by Nanochem, provided, however, that Nanochem hereby grants to (Omitted) an ongoing, perpetual, worldwide, royalty-free license to use and exploit any Nanochem Development used in connection with the sale of the Products, which license shall survive any termination or expiration of this Agreement, except for a termination by Nanochem due to (Omitted) material breach pursuant to Section 10.1.

19. Prohibited Acts. Each of the Parties shall not:

(a) take any action that interferes with the other Party’s Intellectual Property, including such other Party’s ownership or exercise thereof;

(b) challenge any right, title or interest of the other Party in such other Party’s Intellectual Property;

(c) make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property;

(d) register or apply for registrations, anywhere in the world, the other Party’s trademarks or any other trademark that is similar to such other Party’s trademarks or that incorporates such trademarks in whole or in confusingly similar part;

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(e) use any mark, anywhere, that is confusingly similar to the other Party’s trademarks;

(f) misappropriate any of the other Party’s trademarks for use as a domain name without such other Party’s prior written consent; or

(g) alter, obscure, or remove any of the other Party’s trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials, or other materials.

20. Confidentiality.

20.1 Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services (including any forecasts), confidential information and materials comprising or relating to Intellectual Property, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information does not include information that at the time of disclosure:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e) is required to be disclosed pursuant to applicable Law.

20.2 Protection of Confidential Information. The Receiving Party shall:

(a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

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(c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

20.3 No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, Nanochem shall not:

(a) make any statement (whether oral or in writing) in any press release, external advertising, marketing, or promotion materials regarding the subject matter of this Agreement, (Omitted) or its business unless:

(i) it has received the express written consent of (Omitted), or

(ii) it is required to do so by Law.

(b) use any of (Omitted) trademarks without the prior written consent of (Omitted).

20.4 The Receiving Party shall be responsible for any breach of this Section caused by any of its Representatives.

21. Inspection and Audit Rights. Nanochem hereby grants to (Omitted) and its authorized Representatives, access to Nanochem’s premises (including Nanochem’s manufacturing operations used in production of the Products) and all pertinent documents and other information, whether stored in tangible or intangible form, including any books, records, and accounts, in any way related to Nanochem’s performance under this Agreement (including Nanochems’ processes and procedures), Products, property or any payment or other transaction occurring in connection with this Agreement, for the purpose of auditing Nanochem’s compliance with the terms of this Agreement. The number of audits shall be limited to two (2) per year. Nanochem agrees to cooperate fully with (Omitted) in connection with any such audit or inspection. Nanochem shall maintain, during the Term and for a period of five (5) years after the Term, complete and accurate books and records. Nanochem shall segregate its records and otherwise cooperate with (Omitted) so as to facilitate any audit by (Omitted). Each Party shall reimburse the other Party for all amounts associated with errors in favor of such first Party discovered during an audit. In addition, Nanochem shall reimburse (Omitted) for the amount of (Omitted) reasonable costs and expenses incurred in conducting the audit.

22. Insurance. During the Term, Nanochem shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, commercial general liability insurance (including product liability) in a sum no less than (Omitted) in the aggregate and of no less than (Omitted) for each occurrence with financially sound and reputable insurers. Upon (Omitted) reasonable request, Nanochem shall provide (Omitted) with a certificate of insurance evidencing the insurance coverage specified in this Section. The insurance policies shall provide that the insurance company shall notify such additional insured Party in writing at least thirty (30) days in advance if the primary coverage Party’s insurance coverage is to be canceled or materially altered so as not to comply with the requirements of this Section.

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23. Miscellaneous.

23.1 Further Assurances. Upon a Party’s reasonable request, the other Party shall execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

23.2 Relationship of the Parties. The relationship between Nanochem and (Omitted) is solely that of independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

23.3 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, specifications, and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

23.4 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; and (b) Sections 10.4, 13, 14, 15, 16-20 and 23 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

23.5 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Notice may be sent by email to an email address of the other party previously provided by that party or used during the negotiation or administration of this Agreement.

23.6 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

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23.7 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

23.8 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23.9 Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.

23.10 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement:

(i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii) any act, omission, or course of dealing between the Parties.

23.11 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

23.12 Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Section 20 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section.

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23.13 Assignment. Except in the case of a Permitted Transaction, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. For purposes of this Section, a “Permitted Transaction” means a merger, consolidation, reorganization or other change of control transaction where the surviving entity has acquired all or substantially all of a Party’s assets and is at least as credit-worthy as the original Party. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

23.14 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

23.15 No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate each Indemnified Party as a third-party beneficiary of Section 16.1, having the right to enforce such Sections.

23.16 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be submitted for negotiation and resolution by delivery of written notice from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve any dispute within thirty (30) days after delivery of the applicable dispute notice, the Parties may submit such dispute to binding arbitration in accordance with the provisions of Section 23.18.

23.17 Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by and construed in accordance with, the Laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof.

23.18 Choice of Forum. If, the Parties are unable to resolve any dispute related to this Agreement in accordance with Section 23.16 hereof, then either Party may, by written notice to the other Party (an “Arbitration Notice”), demand that the parties submit such dispute to binding arbitration in New York City with one arbitrator mutually agreed upon by the Parties from among a list of names of potential arbitrators proposed by the American Arbitration Association (the “AAA”) upon written notice to the AAA by one of the parties. If no such agreement as to the arbitrator is reached by the parties within thirty (30) days after the names of potential arbitrators have been proposed by the AAA, then either Party may request that the AAA select an arbitrator having expertise in the subject matter of the dispute, and such selection by the AAA shall be binding on the parties. The arbitration shall take place in New York City in accordance with the AAA’s Commercial Arbitration Rules using the Expedited Procedures thereunder, and judgment upon any award rendered in such arbitration will be binding on such parties and may be entered in any court having jurisdiction thereof. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator. In any arbitration hereunder, the Parties shall share the arbitrator’s fee and any filing fees equally, but each Party shall pay its own attorney, consultant and expert witness fees and other costs or expenses.

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23.19 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby.

23.20 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

23.21 Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such party’s failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, epidemics, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (i) other similar events beyond the reasonable control of the affected Party. The affected Party shall give prompt notice of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The affected Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The affected Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the affected Party’s failure or delay remains uncured for a period of sixty (60) days following written notice given by it under this Section, the other Party may thereafter terminate this Agreement upon within ten (10) Business Days’ written notice without liability to the affected Party; provided that payment for Products sold prior to the date of termination shall be remitted in accordance with the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

NANOCHEM SOLUTIONS, INC.

By	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	Chief Executive Officer

(Omitted)

B~~y~~
~~Name:~~
~~Title:~~

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